                                     CSX CORPORATION                Exhibit 99.3
                    INDEX to June 30, 2000 Restated Financial
                       Statements and Related Information


                                                                                         Page Number
PART I.  FINANCIAL INFORMATION

Item 1:


Financial Statements

1.            Consolidated Statement of Earnings-
                Quarters and Six Months Ended June 30, 2000 and July 2, 1999                     3

2.            Consolidated Statement of Cash Flows-
                Six Months Ended June 30, 2000 and July 2, 1999                                  4

3.            Consolidated Statement of Financial Position-
                At June 30, 2000 and December 31, 1999                                           5

Notes to Consolidated Financial Statements                                                       6


Item 2:

Management's Discussion and Analysis of Results of
Operations and Financial Condition                                                              17

                       CSX CORPORATION AND SUBSIDIARIES
                      Consolidated Statement of Earnings
                (Millions of Dollars, Except Per Share Amounts)


                                                        Unaudited                       Unaudited
                                                      Quarters Ended                Six Months Ended
                                             ----------------------------------------------------------------
                                             June 30, 2000    July 2, 1999     June 30, 2000    July 2, 1999
                                             --------------   -------------    --------------   ------------
Operating Income
Operating Revenue                                 $   2,071       $    2,509         $   4,105      $   4,942
Operating Expense                                     1,882            2,246             3,742          4,411
                                             ---------------   --------------    --------------   ------------
Operating Income                                        189              263               363            531

Other Income and Expense
Other Income                                             24               23                19            (12)
Interest Expense                                        139              127               273            260
                                             ---------------   --------------    --------------   ------------

Earnings



Earnings from Continuing Operations Before
   Income Taxes                                          74              159               109            259
Income Tax Expense                                       26               52                36             82
                                             ---------------   --------------    --------------   ------------

Earnings before Discontinued Operations and
Cumulative Effect of Accounting Change                   48              107                73            177

Earnings from Discontinued Operations, Net
of Tax                                                    7                7                11             12
                                             ---------------   --------------    --------------   ------------

Earnings before Cumulative Effect of
Accounting Change                                        55              114                84            189
Cumulative Effect on Prior Years of
Accounting Change for Insurance-Related
Assessments, Net of Tax                                   -                -                 -            (49)
                                             ---------------   --------------    --------------   ------------

Net Earnings                                      $      55       $      114         $      84      $     140
                                             ===============   ==============    ==============   ============

Per Common Share
Earnings Per Share:
Before Discontinued Operations and
Cumulative Effect of Accounting Change            $    0.23       $     0.51         $    0.35      $    0.84
Earnings from Discontinued Operations                  0.03             0.03              0.05           0.06
Cumulative Effect of Accounting Change                    -                -                 -          (0.24)
                                             ---------------   --------------    --------------   ------------

Including Discontinued Operations and
Cumulative Effect of Accounting Change            $    0.26       $     0.54         $    0.40      $    0.66
                                             ===============   ==============    ==============   ============

Earnings Per Share, Assuming Dilution:
Before Discontinued Operations and
Cumulative Effect of Accounting Change            $    0.23       $     0.50         $    0.35      $    0.83
Earnings from Discontinued Operations                  0.03             0.03              0.05           0.06
Cumulative Effect of Accounting Change                    -                -                 -          (0.23)
                                             ---------------   --------------    --------------   ------------

Including Discontinued Operations and
Cumulative Effect of Accounting Change            $    0.26       $     0.53         $    0.40      $    0.66
                                             ===============   ==============    ==============   ============
Average Common Shares Outstanding
(Thousands)                                         211,016          210,517           211,104        210,321
                                             ===============   ==============    ==============   ============
Average Common Shares Outstanding,
Assuming Dilution (Thousands)                       211,211          213,157           211,588        212,407
                                             ===============   ==============    ==============   ============
Dividends Paid Per Common Share                   $    0.30       $     0.30         $    0.60      $    0.60
                                             ===============   ==============    ==============   ============

See accompanying Notes to Consolidated Financial Statements.

                        CSX CORPORATION AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows
                              (Millions of Dollars)


                                                                                            (Unaudited)
                                                                                         Six Months Ended
                                                                                -----------------------------------
                                                                                    June 30,             July 2,
                                                                                      2000                1999
                                                                                ----------------    ---------------
OPERATING ACTIVITIES
  Net Earnings                                                                     $         84        $       140
  Adjustments to Reconcile Net Earnings to Net Cash Provided:
      Cumulative Effect of Accounting Change                                                  -                 49
      Depreciation                                                                          293                335
      Deferred Income Taxes                                                                  31                 45
      Equity in Conrail Earnings - Net                                                       (4)               (22)
      Other Operating Activities                                                             52                (67)
      Changes in Operating Assets and Liabilities
        Accounts Receivable                                                                  68               (255)
        Other Current Assets                                                                (80)                 -
        Accounts Payable                                                                   (161)              (109)
        Other Current Liabilities                                                          (287)                39
                                                                                   --------------      -------------

        Net Cash Provided by Operating Activities                                            (4)               155
                                                                                   --------------      -------------

INVESTING ACTIVITIES
  Property Additions                                                                       (422)              (562)
  Short-Term Investments - Net                                                               99                 71
  Other Investing Activities                                                                (13)                35
                                                                                   --------------      -------------

        Net Cash Used by Investing Activities                                              (336)              (456)
                                                                                   --------------      -------------

FINANCING ACTIVITIES
  Short-Term Debt - Net                                                                    (105)               383
  Long-Term Debt Issued                                                                     187                195
  Long-Term Debt Repaid                                                                     (72)               (60)
  Cash Dividends Paid                                                                      (131)              (130)
  Other Financing Activities                                                                (37)                 -
                                                                                   --------------      -------------

        Net Cash Provided by Financing Activities                                          (158)               388
                                                                                   --------------      -------------
  Net Increase (Decrease) in Cash and Cash Equivalents                                     (498)                87

CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS

  Cash and Cash Equivalents at Beginning of Period                                          626                105
                                                                                   --------------      -------------

  Cash and Cash Equivalents at End of Period                                                128                192
  Short-Term Investments at End of Period                                                   267                357
                                                                                   --------------      -------------

  Cash, Cash Equivalents and Short-Term
    Investments at End of Period                                                   $        395        $       549
                                                                                   ==============      =============

See accompanying Notes to Consolidated Financial Statements.

                       CSX CORPORATION AND SUBSIDIARIES
                 Consolidated Statement of Financial Position
                             (Millions of Dollars)

                                                                        (Unaudited)
                                                                         June 30,            December 31,
                                                                           2000                  1999
                                                                        -----------          -----------
ASSETS
 Current Assets
  Cash, Cash Equivalents and Short-Term Investments                    $        395          $       974
  Accounts Receivable                                                         1,135                1,135
  Materials and Supplies                                                        278                  220
  Deferred Income Taxes                                                         127                  135
  Other Current Assets                                                          144                   99
                                                                     --------------        -------------
    Total Current Assets                                                      2,079                2,563

 Properties                                                                  17,750               17,526
 Accumulated Depreciation                                                    (5,360)              (5,269)
                                                                     --------------        -------------
   Properties-Net                                                            12,390               12,257

 Investment in Conrail                                                        4,667                4,663
 Affiliates and Other Companies                                                 407                  410
 Other Long-Term Assets                                                         831                  827
                                                                     --------------        -------------
    Total Assets                                                     $       20,374          $    20,720
                                                                     ==============        =============
LIABILITIES
 Current Liabilities
  Accounts Payable                                                     $      1,051          $     1,197
  Labor and Fringe Benefits Payable                                             425                  436
  Current Portion of Casualty, Environmental and
   Other Reserves                                                               249                  271
  Current Maturities of Long-Term Debt                                          364                  349
  Short-Term Debt                                                               469                  574
  Other Current Liabilities                                                     465                  646
                                                                     --------------        -------------
    Total Current Liabilities                                                 3,023                3,473

 Casualty, Environmental and Other Reserves                                     781                  767
 Long-Term Debt                                                               6,296                6,196
 Deferred Income Taxes                                                        3,251                3,227
 Other Long-Term Liabilities                                                  1,329                1,301
                                                                     --------------        -------------
    Total Liabilities                                                        14,680               14,964
                                                                     --------------        -------------

SHAREHOLDERS' EQUITY
 Common Stock, $1 Par Value                                                     218                  218
 Other Capital                                                                1,510                1,525
 Retained Earnings                                                            3,987                4,034
 Accumulated Other Comprehensive Loss                                           (21)                 (21)
                                                                     --------------        -------------
    Total Shareholders' Equity                                                5,694                5,756
                                                                     --------------        -------------
    Total Liabilities and Shareholders' Equity                      $        20,374          $    20,720
                                                                     ==============        =============

See accompanying Notes to Consolidated Financial Statements.

                       CSX CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Unaudited)
         (All Tables in Millions of Dollars, Except Per Share Amounts)

NOTE 1.  BASIS OF PRESENTATION

     In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position of CSX Corporation and subsidiaries (CSX or the "company") at June 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the quarters and six months ended June 30, 2000 and July 2, 1999, such adjustments being of a normal recurring nature. Certain prior year data have been reclassified to conform to the 2000 presentation.

     While the company believes that the disclosures presented are adequate to make the information not misleading, it is suggested that these financial statements be read in conjunction with the financial statements and the notes included in the company's latest Annual Report and Form 10-K.

     CSX follows a 52/53-week fiscal reporting calendar. Fiscal year 2000 consists of 52 weeks ending on December 29, 2000. Fiscal year 1999 consisted of 53 weeks ended December 31, 1999. The financial statements presented are for the 13-week quarters ended June 30, 2000 and July 2, 1999, the 26-week period ended June 30, 2000, the 27-week period ended July 2, 1999, and as of December 31, 1999.

     Comprehensive income approximates net earnings for all periods presented in the accompanying consolidated statement of earnings.

NOTE 2.  CHANGE IN METHOD OF ACCOUNTING FOR INSURANCE-RELATED
         ASSESSMENTS

     CSX adopted the American Institute of Certified Public Accountants' Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," (SOP No. 97-3) effective as of the beginning of fiscal year 1999. SOP No. 97-3 requires companies to accrue assessments related to workers' compensation second injury funds and is applicable to CSX with respect to certain assessments incurred by Sea-Land Service, Inc. (Sea-
Land), the company's container-shipping unit. The assessments relate to employees who have experienced second injuries over periods dating back to the 1970's and are receiving a disability type benefit. Previously, the assessments were charged to expense in the fiscal year they were paid. As a result of adopting SOP No. 97-3, the company recorded a non-cash charge of $78 million, $49 million after-tax, 24 cents per share, during the quarter ended April 2, 1999 to reflect the cumulative effect on prior years of the accounting change. Had the accounting change been applied retroactively, the effect on net earnings and related per share amounts would not have been material to any period presented.

     The majority of the Sea-Land workforce that could incur second injuries and become eligible for these disability benefits in future periods transferred their employment to the purchaser of Sea-Land's international liner business in December 1999 (see Note 5). The company retained the obligations for second injury fund assessments for claimants receiving benefits prior to the sale. As a result of these changes, future expense for second injury fund assessments associated with the continuing workforce should be minimal, but the company expects to make annual contributions to the fund for a number of years until the retained obligations are extinguished.

                       CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)



NOTE 3.  EARNINGS PER SHARE

     Earnings per share are based on the weighted average of common shares outstanding, as defined by Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share," for the fiscal quarters and six months ended June 30, 2000 and July 2, 1999. Earnings per share, assuming dilution, are based on the weighted average of common shares outstanding adjusted for the effect of potential common shares outstanding that were dilutive during the period, principally arising from employee stock plans. For the fiscal quarters ended June 30, 2000 and July 2, 1999, potential common shares that were dilutive totaled .2 million and 2.6 million, respectively. For the six months ended June 30, 2000 and July 2, 1999, potentially dilutive shares totaled .5 million and
2.1 million.

     Certain potential common shares outstanding at June 30, 2000 and July 2, 1999 were not included in the computation of earnings per share, assuming dilution, since their exercise prices were greater than the average market price of the common shares during the period and, accordingly, their effect is antidilutive. These shares totaled 26.2 million at a weighted-average exercise price of $40.07 per share at June 30, 2000 and 7.0 million with a weighted-average exercise price of $50.79 per share at July 2, 1999.

NOTE 4.  INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL

Background
----------
     CSX and Norfolk Southern Corporation (Norfolk Southern) completed the acquisition of Conrail Inc. (Conrail) in May 1997. Conrail owns the primary freight railroad system serving the northeastern United States, and its rail network extends into several midwestern states and into Canada. CSX and Norfolk Southern, through a jointly owned acquisition entity, hold economic interests in Conrail of 42% and 58%, respectively, and voting interests of 50% each. CSX and Norfolk Southern received regulatory approval from the Surface Transportation Board (STB) to exercise joint control over Conrail in August 1998 and subsequently began integrated operations over allocated portions of the Conrail lines in June 1999.

     The rail subsidiaries of CSX and Norfolk Southern operate their respective portions of the Conrail system pursuant to various operating agreements that took effect on June 1, 1999. Under these agreements, the railroads pay operating fees to Conrail for the use of right-of-way and rent for the use of equipment. Conrail continues to provide rail service in certain shared geographic areas for the joint benefit of CSX and Norfolk Southern for which it is compensated on the basis of usage by the respective railroads.

                       CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 4.  INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL, Continued

Conrail Financial Information
-----------------------------
     Summary financial information for Conrail for its fiscal periods ended June 30, 2000 and 1999, and at December 31, 1999, is as follows:

                                                          Quarters Ended             Six Months Ended
                                                             June 30,                    June 30,
                                                     ------------------------    ------------------------
                                                        2000         1999           2000         1999
                                                     -----------  -----------    -----------  -----------
Income Statement Information:
   Revenues                                             $246         $737           $505        $1,653
   Income (Loss) From Operations                          52          (61)           112            85
   Net Income (Loss)                                      30          (63)            96            13

                                                                            As Of
                                                            -------------------------------------
                                                               June 30,           December 31,
                                                                  2000                 1999
                                                            --------------      -----------------
Balance Sheet Information:
   Current Assets                                          $      509              $    669
   Property and Equipment and Other Assets                      7,596                 7,714
   Total Assets                                                 8,105                 8,383
   Current Liabilities                                            529                   863
   Long-Term Debt                                               1,273                 1,302
   Total Liabilities                                            4,191                 4,564
   Stockholders' Equity                                         3,914                 3,819

         Comparisons of Conrail's operating results for the quarters ended June 30, 2000 and 1999 reflect the significant changes in its business that occurred as a result of the integration with CSX and Norfolk Southern in June 1999. Revenues and expenses for two months of the 1999 quarter and five months of the 1999 six-month period were derived principally from freight linehaul operations over the entire Conrail network. Results for the 2000-quarter and six months reflect Conrail's post-integration business, with revenues consisting primarily of operating fees, equipment rents, and shared area usage fees derived from CSX and Norfolk Southern, and expenses consisting of salaries and wages, rents, depreciation, and other costs reflective of the new operations.

         Conrail's results for the six months ended June 30, 2000 include a non-recurring gain of $61 million before tax, $37 million after tax, on the sale of property. To reflect the fair value write-up arising from the Conrail acquisition, CSX excluded approximately $16 million of the after-tax gain on this transaction in recording its equity in Conrail's net income. Conrail's operating results for the quarter and six months ended June 30, 1999 included non-recurring expenses totaling $173 million, $117 million after-tax, related to the integration with CSX and Norfolk Southern. These expenses included employee training expenses, costs to discontinue certain activities, an adjustment to reflect an increase in a state property tax rate, and an increase in casualty reserves, principally to reflect the method of settlement of certain casualty liabilities based on the agreement between CSX, Norfolk Southern, and Conrail. The increase in Conrail's casualty reserves was considered by the joint acquisition entity in its fair value allocation of Conrail's assets and liabilities and, accordingly, was excluded in determining the equity in Conrail's net income recorded by CSX.

                       CSX CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Unaudited), Continued (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 4.  INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL, Continued

CSX's Accounting for its Investment in and Integrated Rail Operations with
--------------------------------------------------------------------------
Conrail
-------

     CSX and Norfolk Southern assumed substantially all of Conrail's customer freight contracts at the June 1999 integration date. CSX's rail and intermodal operating revenue since that date include revenue from traffic previously moving on Conrail. Operating expenses reflect corresponding increases for costs incurred to handle the new traffic and operate the former Conrail lines. Rail operating expenses after the integration also include an expense category, "Conrail Operating Fee, Rent and Services," which reflects payment to Conrail for the use of right-of-way and equipment, as well as charges for transportation, switching, and terminal services in the shared areas Conrail operates for the joint benefit of CSX and Norfolk Southern. This expense category also includes amortization of the fair value write-up arising from the acquisition of Conrail, as well as CSX's proportionate share of Conrail's net income or loss recognized under the equity method of accounting. Prior to integration, CSX recorded its share of Conrail's net income, less amortization of the fair value write-up, and acquisition and transition expenses, in other income (expense) in the Consolidated Statement of Earnings.

Transactions With Conrail
-------------------------
     The agreement under which CSX operates its allocated portion of the Conrail route system has an initial term of 25 years and may be renewed at CSX's option for two additional five-year terms. Operating fees paid to Conrail under the agreement are subject to adjustment every six years based on the fair value of the underlying system. Lease agreements for the Conrail equipment operated by CSX cover varying terms. CSX is responsible for all costs of operating, maintaining, and improving the routes and equipment under these agreements.

     At June 30, 2000 and December 31, 1999, CSX had $9 million and $53 million, respectively, in amounts receivable from Conrail, principally for reimbursement of certain capital improvement costs. Conrail advances its available cash balances to CSX and Norfolk Southern under variable-rate demand loan agreements. At June 30, 2000 and December 31, 1999, Conrail had advanced $34 million and $93 million, respectively, to CSX under this arrangement at interest rates of 6.4% and 5.6%, respectively. CSX also had amounts payable to Conrail of $90 million and $105 million at June 30, 2000 and December 31, 1999, respectively; representing expenses incurred under the operating, equipment, and shared area agreements.

NOTE 5.  SALE OF INTERNATIONAL CONTAINER-SHIPPING ASSETS

     In December 1999, CSX sold certain assets comprising Sea-Land's international liner business to A. P. Moller-Maersk Line (Maersk). The international liner business operated approximately 75 container vessels and 200,000 containers in worldwide trades and comprised a majority of CSX's container-shipping revenue. In addition to vessels and containers, Maersk acquired certain terminal facilities and various other assets and related liabilities of the international liner business. The agreement with Maersk provides for a post-closing adjustment to the sales price based on the change in working capital, as defined in the agreement, between June 25, 1999, and December 10, 1999. The loss recorded includes the estimated costs to terminate various contractual obligations of the company. These matters will affect the determination of the final loss on sale. The company is in discussions about these matters with Maersk and also has commenced third-party arbitration to resolve certain of the issues. Management is not yet in a position to assess fully the likely outcome of this process but believes it will prevail in the arbitration.

                        CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 5.  SALE OF INTERNATIONAL CONTAINER-SHIPPING ASSETS, Continued

         CSX retained the container-shipping business serving the U.S. domestic trade and part of the company's international terminal operations and manages them separately. Management reporting and performance measures for these businesses have been developed for fiscal year 2000. The company has revised its disclosures under FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," for fiscal year 2000 to report these as separate business segments; however, it is not practicable to provide comparative segment disclosures for the prior year.

NOTE 6.  ACCOUNTS RECEIVABLE

         The company sells revolving interests in its rail accounts receivable to public investors through a securitization program and to a financial institution through commercial paper conduit programs. The accounts receivable are sold, without recourse, to a wholly owned, special-purpose subsidiary, which then transfers the receivables, with recourse, to a master trust. The securitization and conduit programs are accounted for as sales in accordance with FASB Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Receivables sold under these arrangements are excluded from accounts receivable in the consolidated statement of financial position. At June 30, 2000, the agreements provide for the sale of up to $350 million in receivables through the securitization program and $50 million through the conduit programs.

         At June 30, 2000 and December 31, 1999, the company had sold $347 million of accounts receivable; $300 million through the securitization program and $47 million through the conduit programs. The certificates issued under the securitization program bear interest at 6% annually and mature in June 2003. Receivables sold under the conduit program require yield payments based on prevailing commercial paper rates plus incremental fees. Losses recognized on the sale of accounts receivable totaled $8 million and $16 million for the quarter and six months ended June 30, 2000, respectively, and $7 million and $15 million for the quarter and six months ended July 2, 1999, respectively.

         The company has retained the responsibility for servicing accounts receivable transferred to the master trust. The average servicing period is approximately one month. No servicing asset or liability has been recorded since the fees the company receives for servicing the receivables approximate the related costs.

NOTE 7.  OPERATING EXPENSE

                                                           Quarters Ended                    Six Months Ended
                                                   -------------------------------    ------------------------------
                                                     June 30,          July 2,          June 30,          July 2,
                                                       2000              1999             2000             1999
                                                   ---------------   -------------    -------------    -------------
   Labor and Fringe Benefits                          $    714         $   806           $  1,441        $  1,587
   Materials, Supplies and Other                           499             645                972           1,265
   Conrail Operating Fee, Rent and Services                101              46                196              46
   Building and Equipment Rent                             183             268                371             562
   Inland Transportation                                   100             227                183             450
   Depreciation                                            134             156                272             320
   Fuel                                                    151              98                307             181
                                                   ----------------   ------------    -------------    -------------
       Total                                          $  1,882         $ 2,246           $  3,742        $  4,411
                                                   ================   ============    =============    =============

                        CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 8.  OTHER INCOME (EXPENSE)

                                                              Quarters Ended              Six Months Ended
                                                         --------------------------   --------------------------
                                                           June 30,      July 2,        June 30,       July 2,
                                                             2000          1999           2000          1999
                                                         -------------   ----------    ------------  -----------
     Interest Income                                       $  12         $   10        $   28        $   24
     Income from Real Estate and Resort
          Operations/1/                                       33             17            34            10
     Net Investment Gain                                       -             27             -            27
     Net Losses from Accounts Receivable Sold                 (8)            (7)          (16)          (15)
     Minority Interest                                       (12)           (10)          (20)          (19)
     Income (Loss) from Investment in Conrail - Net            -            (14)            -           (42)
     Miscellaneous                                            (1)             -            (7)            3
                                                          ------------   ----------    ------------  ------------

          Total                                            $  24         $   23        $   19         $ (12)
                                                          ============   ==========    ============   ===========

/(1)/ Gross revenue from real estate and resort operations was $68 million and $97 million for the quarter and six months ended June 30, 2000, respectively, and $52 million and $71 million for the quarter and six months ended July 2, 1999, respectively.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

New Orleans Tank Car Fire
-------------------------

     In September 1997, a state court jury in New Orleans, Louisiana returned a $2.5 billion punitive damages award against CSX Transportation, Inc. (CSXT), the wholly owned rail subsidiary of CSX. The award was made in a class-action lawsuit against a group of nine companies based on personal injuries alleged to have arisen from a 1987 fire. The fire was caused by a leaking chemical tank car parked on CSXT tracks and resulted in the 36-hour evacuation of a New Orleans neighborhood. In the same case, the court awarded a group of 20 plaintiffs compensatory damages of approximately $2 million against the defendants, including CSXT, to which the jury assigned 15 percent of the responsibility for the incident. CSXT's liability under that compensatory damages award is not material, and adequate provision has been made for the award.

     In October 1997, the Louisiana Supreme Court set aside the punitive damages judgment, ruling the judgment should not have been entered until all liability issues were resolved. In February 1999, the Louisiana Supreme Court issued a further decision, authorizing and instructing the trial court to enter individual punitive damages judgments in favor of the 20 plaintiffs who had received awards of compensatory damages, in amounts representing an appropriate share of the jury's award. The trial court on April 8, 1999 entered judgment awarding approximately $2 million in compensatory damages and approximately $8.5 million in punitive damages to those 20 plaintiffs. Approximately $6.2 million of the punitive damages awarded were assessed against CSXT. CSXT then filed post-trial motions for a new trial and for judgment notwithstanding the verdict as to the April 8 judgment.

                        CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 9.  COMMITMENTS AND CONTINGENCIES, Continued

     The new trial motion was denied by the trial court in August 1999. On November 5, 1999, the trial court issued an opinion that granted CSXT's motion for judgment notwithstanding the verdict and effectively reduced the amount of the punitive damages verdict from $2.5 billion to $850 million. CSXT believes that this amount (or any amount of punitive damages) is unwarranted and intends to pursue its full appellate remedies with respect to the 1997 trial as well as the trial judge's decision on the motion for judgment notwithstanding the verdict. The compensatory damages awarded by the jury in the 1997 trial were also substantially reduced by the trial judge. A judgment reflecting the $850 million punitive award has been entered against CSXT. CSXT has obtained and posted an appeal bond in the amount of $895 million, which will allow it to appeal the 1997 compensatory and punitive awards, as reduced by the trial judge.

     A trial for the claims of 20 additional plaintiffs for compensatory damages began on May 24, 1999. In early July, the jury in that trial rendered verdicts totaling approximately $330 thousand in favor of eighteen of those twenty plaintiffs. Two plaintiffs received nothing; that is, the jury found that they had not proved any damages. Management believes that this result, while still excessive, supports CSXT's contention that the punitive damages award was unwarranted.

     CSXT continues to pursue an aggressive legal strategy. Management believes that an adverse outcome, if any, is not likely to be material to CSX's or CSXT's overall results of operations or financial position, although it could be material to results of operations in a particular quarterly accounting period.

Self-Insurance
--------------

     Although the company obtains substantial amounts of commercial insurance for potential losses for third-party liability and property damage, reasonable levels of risk are retained on a self-insurance basis. A portion of the insurance coverage, $25 million limit above $100 million per occurrence from rail and certain other operations, is provided by a company partially owned by CSX.

Environmental
-------------

     CSXT is a party to various proceedings involving private parties and regulatory agencies related to environmental issues. CSXT has been identified as a potentially responsible party (PRP) at 110 environmentally impaired sites that are or may be subject to remedial action under the Federal Superfund statute (Superfund) or similar state statutes. A number of these proceedings are based on allegations that CSXT, or its railroad predecessors, sent hazardous substances to the facilities in question for disposal. Such proceedings arising under Superfund or similar state statutes can involve numerous other waste generators and disposal companies and seek to allocate or recover costs associated with site investigation and cleanup, which could be substantial.

     CSXT is involved in a number of administrative and judicial proceedings and other clean-up efforts at 240 sites, including the sites addressed under the Federal Superfund statute or similar state statutes, where it is participating in the study and/or clean-up of alleged environmental contamination. The assessment of the required response and remedial costs associated with most sites is extremely complex. Cost estimates are based on information available for each site, financial viability of other PRPs, where available, and existing technology, laws and regulations. CSXT's best estimates of the allocation method and percentage of liability when other PRPs are involved are based on assessments by consultants, agreements among PRPs, or determinations by the U.S. Environmental Protection Agency or other regulatory agencies.

                        CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)


NOTE 9.  COMMITMENTS AND CONTINGENCIES, Continued

     At least once each quarter, CSXT reviews its role, if any, with respect to each such location, giving consideration to the nature of CSXT's alleged connection to the location (e.g., generator, owner or operator), the extent of CSXT's alleged connection (e.g., volume of waste sent to the location and other relevant factors), the accuracy and strength of evidence connecting CSXT to the location, and the number, connection and financial position of other named and unnamed PRPs at the location. The ultimate liability for remediation can be difficult to determine with certainty because of the number and creditworthiness of PRPs involved. Through the assessment process, CSXT monitors the creditworthiness of such PRPs in determining ultimate liability.

     Based upon such reviews and updates of the sites with which it is involved, CSXT has recorded, and reviews at least quarterly for adequacy, reserves to cover estimated contingent future environmental costs with respect to such sites. The recorded liabilities for estimated future environmental costs at June 30, 2000, and December 31, 1999, were $45 million and $53 million, respectively. These recorded liabilities, which are undiscounted, include amounts representing CSXT's estimate of unasserted claims, which CSXT believes to be immaterial. The liability has been accrued for future costs for all sites where the company's obligation is probable and where such costs can be reasonably estimated. The liability includes future costs for remediation and restoration of sites as well as any significant ongoing monitoring costs, but excludes any anticipated insurance recoveries. The majority of the June 30, 2000 environmental liability is expected to be paid out over the next five to seven years, funded by cash generated from operations.

     The company does not currently possess sufficient information to reasonably estimate the amounts of additional liabilities, if any, on some sites until completion of future environmental studies. In addition, latent conditions at any given location could result in exposure, the amount and materiality of which cannot presently be reliably estimated. Based upon information currently available, however, the company believes that its environmental reserves are adequate to accomplish remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters will not materially affect its overall results of operations and financial condition.

Other Legal Proceedings
-----------------------

     A number of legal actions are pending against CSX and certain subsidiaries in which claims are made in substantial amounts. While the ultimate results of environmental investigations, lawsuits and claims against the company cannot be predicted with certainty; management does not currently expect that resolution of these matters will have a material adverse effect on the company's consolidated financial position, results of operations or cash flows. The company is also party to a number of actions, the resolution of which could result in gain realization in amounts that could be material to results of operations in the quarter received.

                       CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)

NOTE 10.  BUSINESS SEGMENTS

     The company operates in four business segments: Rail, Intermodal, Domestic Container Shipping, and International Terminals. The Rail segment provides rail freight transportation over a network of more than 23,400 route miles in 23 states, the District of Columbia and two Canadian provinces. The Intermodal segment provides transcontinental intermodal transportation services and operates a network of dedicated intermodal facilities across North America. The Domestic Container Shipping segment consists of a fleet of 16 ocean vessels and 27,000 containers serving the trade between ports on the United States mainland and Alaska, Guam, Hawaii and Puerto Rico. The International Terminals segment operates container freight terminal facilities at 12 locations in Hong Kong, China, Australia, Europe, and the Dominican Republic. Prior to the sale of its international liner operations in December 1999 (see Note 5), Marine Services (formerly known as the Container Shipping segment) provided global transportation services via a fleet of 91 container ships and more than 220,000 containers. The company's segments are strategic business units that offer different services and are managed separately based on the differences in these services. Because of their close interrelationship, the Rail and Intermodal segments are viewed on a combined basis as Surface Transportation operations and the Domestic Container Shipping and International Terminals segments are viewed on a combined basis as Marine Services operations.

     The company evaluates performance and allocates resources based on several factors, of which the primary financial measure is business segment operating income, defined as income from operations, excluding the effects of non-recurring charges and gains. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note
1), except that for segment reporting purposes, CSX includes minority interest expense on the international terminals segment's joint venture businesses in operating expense. These amounts are reclassified in CSX's consolidated financial statements to other income (expense). Intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties, that is, at current market prices.

     Business segment information for the quarters and six months ended June 30, 2000 and July 2, 1999 is as follows:

Quarter ended June 30, 2000:
---------------------------

                                                                              Marine Services*
                                                                      ----------------------------------
                                         Surface Transportation        Domestic
                                     -------------------------------  Container   International
                                       Rail    Intermodal    Total     Shipping     Terminals    Total    Totals
                                     -----------------------------------------------------------------------------
Revenues from external customers     $ 1,548         $286    $1,834         $162         $75       $237   $2,071
Intersegment revenues                      -            5         5            -           1          1        6
Segment operating income                 138           20       158            4          18         22      180
Assets                                13,140          393    13,533          367         745      1,112   14,645

                       CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)

NOTE 10.  BUSINESS SEGMENTS, Continued

Quarter ended July 2, 1999:
--------------------------

                                               Surface Transportation
                                       -------------------------------------    Marine
                                         Rail      Intermodal        Total      Services     Totals
                                       ----------------------------------------------------------------
Revenues from external customers         $ 1,334        $199        $ 1,533      $  976     $ 2,509
Intersegment revenues                          -           8              8           -           8
Segment operating income                     208          16            224          30         254
Assets                                    12,457         228         12,685       2,428      15,113

Six Months ended June 30, 2000:
------------------------------

                                                                               Marine Services*
                                                                      ----------------------------------
                                          Surface Transportation       Domestic
                                     -------------------------------- Container   International
                                       Rail     Intermodal   Total     Shipping     Terminals    Total    Totals
                                     -----------------------------------------------------------------------------
Revenues from external customers     $ 3,063         $569   $ 3,632         $324        $149     $  473  $ 4,105
Intersegment revenues                      -           10        10            -           1          1       11
Segment operating income                 285           33       318            3          32         35      353
Assets                                13,140          393    13,533          367         745      1,112   14,645

Six Months ended July 2, 1999:
-----------------------------

                                              Surface Transportation
                                       -------------------------------------    Marine
                                         Rail      Intermodal        Total      Services     Totals
                                       ----------------------------------------------------------------
Revenues from external customers         $ 2,631        $362        $ 2,993      $1,949     $ 4,942
Intersegment revenues                          -          14             14           -          14
Segment operating income                     474          23            497          18         515
Assets                                    12,457         228         12,685       2,428      15,113

* In December 1999, CSX sold the assets comprising the international liner business of Sea-Land. Operating revenue and expenses related to assets sold are included in the Marine Services segment in 1999, distorting comparisons to 2000. The company reports the retained Domestic Container Shipping and International Terminals businesses as separate segments starting in the first quarter of 2000; however, it is not practicable to provide comparative segment disclosures for the prior year.

                       CSX CORPORATION AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Unaudited), Continued
         (All Tables in Millions of Dollars, Except Per Share Amounts)

NOTE 10.  BUSINESS SEGMENTS, Continued

A reconciliation of the totals reported for the business segments to the applicable line items in the consolidated financial statements is as follows:

                                                                 Quarters Ended                Six Months Ended
                                                           ----------------------------    -------------------------
                                                             June 30,        July 2,        June 30,        July 2,
                                                               2000           1999            2000           1999
                                                           -------------  -------------    -----------  ------------
Revenues:
--------
Total external revenues for business segments               $   2,071      $   2,509       $   4,105     $   4,942
Intersegment revenues for business segments                         6              8              11            14
Elimination of intersegment revenues                               (6)            (8)            (11)          (14)
                                                           -------------  -------------    -----------  ------------

     Total consolidated revenues                            $   2,071      $   2,509       $   4,105     $   4,942
                                                           =============  =============    ===========   ===========

Operating Income:
----------------
Total operating income for business segments                $     180      $     254       $     353     $     515
Reclassification of minority interest expense for
  International terminals segment                                  12             10              20            19
Unallocated corporate expenses                                     (3)            (1)            (10)           (3)
                                                           -------------  -------------    -----------  ------------

     Total consolidated operating income                    $     189      $     263       $     363     $     531
                                                           =============  =============    ===========   ===========

                                                             June 30,        July 2,
                                                               2000           1999
                                                           -------------  -------------
Assets:
------
Assets for business segments                                $  14,645      $  15,113
Investment in Conrail                                           4,667          4,820
Elimination of intercompany receivables                          (162)          (187)
Non-segment assets                                              1,224          1,181
                                                           -------------  -------------

    Total consolidated assets                               $  20,374      $  20,927
                                                           =============  =============

Note 11. SUBSEQUENT EVENT

On September 22, 2000, CSX completed the sale of CTI Logistx, Inc., its wholly owned logistics subsidiary, for $650 million. All prior period statements of earnings have been restated accordingly. Revenues from the contract logistics segment for the quarters ended June 30, 2000 and July 2, 1999 were $131 million and $117 million, respectively. Revenues from the contract logistics segment for the six-months ended June 30, 2000 and July 2, 1999 were $257 million and $237 million, respectively. CSX recorded a gain of $570 million before tax, $365 million after tax, $1.73 per share, on the sale.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS
---------------------

     CSX follows a 52/53-week fiscal calendar. Fiscal year 2000 consists of 52 weeks, and fiscal year 1999 consisted of 53 weeks. The quarters ended June 30, 1999 and July 2, 1999 consisted of 13 weeks. The six-month period ended June 30, 2000 consisted of 26 weeks, while the six-month period ended July 2, 1999 consisted of 27 weeks.

Second Quarter 2000 Compared with 1999
--------------------------------------

     CSX reported net earnings of $55 million, 26 cents per share, for the quarter ended June 30, 2000. In the prior year, the company earned $114 million, 53 cents per share on a diluted basis. Net earnings include the operations of the Company's wholly owned logistics subsidiary, CTI Logistx, Inc., which was sold on September 22, 2000 for $650 million. All periods have been restated to show the logistics segment as a discontinued operation.

     Several significant factors affect the comparability of CSX's second quarter 2000 operating results with the prior year. The company's integration of Conrail operations took place June 1, 1999 and, accordingly, rail and intermodal results for the second quarter 1999 include only one month of revenues and expenses associated with operations over CSX's allocated portion of the Conrail network. Additionally, CSX sold its international container-shipping liner business and certain container terminal facilities in December 1999. Operating results for second quarter 1999 included substantial revenues and expenses from those operations.

     Operating income for the second quarter of 2000 totaled $189 million, compared with $263 million in the second quarter of 1999. Operating revenue of $2.07 billion was 17% below the prior year quarter, while operating expense of $1.88 billion was 16% lower. The reductions in revenue and expense compared to 1999 result primarily from the business changes created by the Conrail integration and the international container-shipping sale and are discussed in more detail in the following analysis of segment results.

Surface Transportation Results
------------------------------

Rail

     Rail operating income for the second quarter of 2000 totaled $138 million, compared to $208 million in the prior year quarter. Operating revenue totaled $1.5 billion, an increase of $214 million, or 16%, due to the Conrail integration and relatively strong demand across most commodity groups. Operating expense increased $284 million, or 25%, to $1.4 billion. As discussed below, both revenues and expenses were adversely affected by significant congestion on key parts of the CSX network and costs incurred to regain network fluidity.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS, Continued
--------------------------------

Rail, Continued

     The following tables provide rail carload and revenue data by service group and commodity for the quarters and six months ended June 30, 2000 and July 2, 1999:

                                                           Carloads                       Revenue
                                                        Quarter Ended                  Quarter Ended
                                                         (Thousands)               (Millions of Dollars)
                                                  ---------------------------    --------------------------
                                                    June 30,      July 2,          June 30,      July 2,
                                                      2000          1999             2000         1999
                                                  ------------  ------------     ------------  ------------
Merchandise
     Phosphates and Fertilizer                           123            128      $      75       $     78
     Metals                                               90             78            107             88
     Food and Consumer Products                           39             35             55             41
     Paper and Forest Products                           135            121            169            142
     Agricultural Products                                87             73            117            100
     Chemicals                                           154            129            255            219
     Minerals                                            117            109            104             99
     Government                                            3              3             10              9
                                                  -------------  ------------    -------------  -----------
     Total Merchandise                                   748            676            892            776


Automotive                                               158            132            238            177

Coal, Coke and Iron Ore
     Coal                                                409            377            383            344
     Coke                                                 12             15             13             13
     Iron Ore                                             13             22              7             13
                                                  -------------  ------------    -------------  -----------

     Total Coal, Coke and Iron Ore                       434            414            403            370

     Other                                                -              -             15             11
                                                  -------------  ------------    -------------  -----------
Total Rail                                             1,340          1,222      $   1,548       $  1,334
                                                  =============  ============    =============  ===========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS, Continued
--------------------------------

Rail, Continued

                                                                Carloads                       Revenue
                                                            Six Months Ended              Six Months Ended
                                                              (Thousands)               (Millions of Dollars)
                                                       ---------------------------    --------------------------
                                                         June 30,      July 2,          June 30,      July 2,
                                                           2000          1999             2000         1999
                                                       -------------  -----------     ------------- ------------
     Merchandise
          Phosphates and Fertilizer                           254            276      $     167       $    168
          Metals                                              181            150            214            170
          Food and Consumer Products                           80             69            108             80
          Paper and Forest Products                           272            242            337            279
          Agricultural Products                               179            149            239            204
          Chemicals                                           303            250            502            424
          Minerals                                            218            210            199            191
          Government                                            6              6             15             16
                                                       -------------  ------------    -------------  -----------
          Total Merchandise                                 1,493          1,352          1,781          1,532

     Automotive                                               316            251            465            331

     Coal, Coke and Iron Ore
          Coal                                                805            773            754            697
          Coke                                                 24             27             25             25
          Iron Ore                                             21             29             14             20
                                                       -------------  ------------    -------------  -----------
          Total Coal, Coke and Iron Ore                       850            829            793            742

           Other                                                -              -             24             26
                                                       -------------  ------------    -------------  -----------
     Total Rail                                             2,659          2,432      $   3,063       $  2,631
                                                       =============  ============    =============  ===========

     As mentioned above, overall freight revenue was significantly higher for the second quarter and first six months than in 1999 due to the Conrail integration. The increase in coal revenue was tempered by generally mild winter, spring, and early summer weather conditions in the East and continuing weakness in export coal shipments. Merchandise demand was generally strong, particularly in the chemicals, metals, food and consumer products, and paper and forest products commodity groups. Automotive revenue was up significantly, benefiting from the Conrail integration, continued strength in U.S. vehicle production, and rate increases on some auto shipments.

     Since the integration of Conrail, the railroad has experienced operating difficulties and diminished service performance, particularly in high-volume corridors of its network and during periods of peak traffic demand. Key performance statistics that track average train velocity, the number of freight cars on the network, and dwell time for trains in terminals or classification yards did not show sustainable improvement through the end of the first quarter of 2000. While significant improvements were realized during the second quarter, the rail unit experienced lost revenue during the second quarter and first half of the year as customers diverted traffic to trucks or other carriers. Operating expenses include significant costs related to the congestion problems, including lease costs for higher numbers of locomotives and freight cars on the system

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS, Continued
--------------------------------

Rail, Continued

and incremental labor costs for train crews and yard personnel. Significantly higher fuel prices and cost-of-living increases for union employees under previously-negotiated contracts also had a substantial effect on operating expenses for the quarter. As discussed in a later section of Management's Discussion and Analysis, the railroad undertook various initiatives during the second quarter to relieve congestion, improve operations, and reduce operating expenses. With these initiatives in place, substantial progress was made by the end of the second quarter in restoring network fluidity across the system.

Intermodal

     Intermodal operating income totaled $20 million for the second quarter of 2000, compared to $16 million in the prior year quarter. Revenue for the quarter increased $84 million, or 41%, to $291 million. Operating expense increased $80 million, or 42%, to $271 million. These increases reflect the Conrail integration, as well as new business associated with a contract signed last year with a major intermodal customer. International container traffic remained relatively strong during the quarter; however, domestic container revenues continued to be adversely affected by business lost to trucks and other carriers as a result of service problems and by price competition.

Marine Services Results
-----------------------

     Following the sale of its international container-shipping liner business in 1999, CSX has redefined the retained portions of its container-shipping business to consist of a Domestic Container Shipping segment and an International Terminals segment. These segments are being managed as separate businesses, and operating results for the second quarter and first six months of 2000 are presented separately for each segment. It is not practicable to provide results for these segments for the comparable periods of 1999. For reporting purposes, these businesses are also viewed in the aggregate as Marine Services. Prior year results for the Marine Services grouping include the two retained businesses and the international liner business that was sold. The Domestic Container Shipping unit operates 16 vessels and 27,000 containers along six service routes between the continental United States and Alaska, Guam, Hawaii, and Puerto Rico. The International Terminals unit operates container freight terminals at 12 locations in Hong Kong, China, Australia, Europe, Russia, and Latin America.

     Revenue from Marine Services operations totaled $237 million for the second quarter of 2000, vs. $976 million for the 1999 quarter. Operating expenses totaled $215 million, compared to $947 million in the prior year. Operating income for second quarter 2000 was $22 million, compared to $30 million in 1999. The significant declines in revenue and expense reflect the international liner sale. That transaction also accounted for the significant improvement in operating ratio as the international business operated at a low margin in the prior year under substantial rate pressure and seasonal traffic weakness. Prior year results for the Marine Services grouping reflect certain reclassifications to conform with the presentation for fiscal year 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS, Continued
--------------------------------

Domestic Container Shipping

     The domestic container-shipping unit reported operating income of $4 million for the second quarter of fiscal 2000 on operating revenue of $162 million. Traffic demand was strong in the Alaska and Hawaii-Guam trade lanes, reflecting seasonal improvement. However, weakness in the Puerto Rico trade due to competitive pressures and a slower Puerto Rican economy negatively impacted earnings for the quarter.

International Terminals

     The international terminals unit reported operating income of $18 million for the second quarter on operating revenue of $76 million. International trade remained robust, with ongoing growth in world trade and the continued rebound of Asian economies. In addition to strong container traffic through its Hong Kong terminal, the unit benefited from continued productivity enhancements and improved capacity utilization at that facility.

First Six Months 2000 Compared with 1999
----------------------------------------

     For the first six months of the year, earnings for the company totaled $84 million, 40 cents per share on a diluted basis, compared to $140 million, 66 cents per share on a diluted basis for the prior year period. Net earnings include the discontinued logistics segment sold in September 2000. The 1999 results included a $17 million after-tax gain, or 8 cents per share, on the June 1999 sale of the company's Grand Teton Lodge resort and an after-tax charge of $49 million, 23 cents per share, in the first quarter of 1999 to record the cumulative effect of an accounting change. As previously mentioned, the 2000 period covers 26 weeks of results, versus 27 weeks for the 1999 period. The additional week in 1999 was included in the first quarter.

     Operating revenue for the first six months of 2000 totaled $4.1 billion, compared to $4.9 billion in the prior year. Surface Transportation revenue increased $635 million, primarily as a result of the Conrail integration, while Marine Services revenue declined $1.5 billion as a result of the international liner sale.

     Operating income totaled $363 million for the first six months of 2000, versus $531 million for the comparable 1999 period. The decline in operating income was attributable to significantly higher rail operating expenses, including higher wage and benefit costs for the contract workforce, significantly higher fuel costs, and heavy spending associated with network congestion and initiatives to restore network fluidity. The impact of fuel price increases alone was responsible for $117 million in higher rail fuel expense compared to the first six months of 1999.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


FINANCIAL CONDITION
-------------------

     Cash, cash equivalents and short-term investments totaled $395 million at June 30, 2000, a decrease of $579 million since December 31, 1999. The balance at the end of fiscal 1999 was significantly higher than normal, reflecting planned levels to ensure liquidity over year-end in light of the Year 2000 date change and the fact that the company had not fully utilized the proceeds from the sale of its international container-shipping business to reduce short-term debt.

     Primary sources of cash and cash equivalents during the six months ended June 30, 2000 were normal transportation operations and the issuance of long-term debt. On a net basis, operations used $4 million of cash for the six-month period, reflecting the decline in operating income and the utilization of cash to reduce accounts payable and other accrued liabilities. Primary uses of cash and cash equivalents were property additions, repayments of short-term and long-term debt, and the payment of dividends on the company's outstanding common stock.

     CSX's working capital deficit at June 30, 2000 was $944 million, roughly level with the deficit at December 31, 1999. The working capital deficit at both dates included approximately $350 million in current maturities of long-term debt, approximately $250 million of which are scheduled for the third quarter. A working capital deficit is not unusual for the company and does not indicate a lack of liquidity. The company continues to maintain adequate current assets to satisfy current liabilities when they are due and has sufficient liquidity and financial resources to manage its day-to-day cash needs.

     Under its normal equipment financing programs, the company's rail unit closed approximately $140 million in long-term financing on locomotives and railcars in the second quarter of 2000 and expects to close approximately $70 million in similar financing during the second half of the year. CSX also has $200 million of remaining capacity under a shelf registration that may be used to issue debt or other securities at the company's discretion.

FINANCIAL DATA
--------------

                                                                          (Millions of Dollars)
                                                                    -----------------------------------
                                                                        June 30,        December 31,
                                                                          2000              1999
                                                                    ----------------- -----------------
          Cash, Cash Equivalents and
            Short-Term Investments                                  $       395        $       974
          Commercial Paper and Equivalents -
            Short-Term                                              $       469        $       574
          Commercial Paper -
            Long-Term                                               $       800        $       800
          Working Capital (Deficit)                                 $      (944)       $      (910)

          Current Ratio                                                      .7                 .7
          Debt Ratio                                                         56 %               54 %
          Ratio of Earnings to Fixed Charges                                1.4 x              1.1 x

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OUTLOOK
-------

     CSX's financial performance during the second half of fiscal 2000 will be largely dependent on its success in maintaining fluidity on the rail network, improving customer service, and eliminating substantial excess costs attributable to recent network congestion and service recovery initiatives. Demand remains strong across most commodity groups, and management is optimistic that the company will begin recapturing traffic that had moved to alternate modes of transportation as a result of the recent rail service problems in the Eastern United States. CSX's rail and intermodal businesses will concentrate on improving operating performance and service levels heading into the fall traffic peak. Significant attention is also being focused on reducing and eliminating excess costs and beginning to achieve a number of the planned merger synergies associated with the Conrail transaction. However, there can be no assurance that these objectives will be met, or met within a specified time frame. The company will also continue its initiative to review and increase prices on rail and intermodal shipments where appropriate and competitively feasible, particularly where traffic demand is creating capacity constraints on the system. Fuel expense is expected to remain at levels significantly higher than the prior year.

     The domestic container shipping business should continue to benefit from seasonal traffic strength, particularly in the Alaska and Hawaii-Guam trade lanes, but will likely see a continuation of competitive pressures and economic slowdown in Puerto Rico that affected that trade lane in the second quarter. The international terminals business expects container volumes to remain strong in Hong Kong and other key terminal locations and should see steady or improved earnings.

INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL

Background
----------

     CSX and Norfolk Southern Corporation (Norfolk Southern) completed the acquisition of Conrail Inc. (Conrail) in May 1997. Conrail owns the primary freight railroad system serving the northeastern United States, and its rail network extends into several midwestern states and into Canada. CSX and Norfolk Southern, through a jointly owned acquisition entity, hold economic interests in Conrail of 42% and 58%, respectively, and voting interests of 50% each. CSX and Norfolk Southern received regulatory approval from the Surface Transportation Board (STB) to exercise joint control over Conrail in August 1998 and subsequently began integrated operations over allocated portions of the Conrail lines in June 1999.

     The rail subsidiaries of CSX and Norfolk Southern operate their respective portions of the Conrail system pursuant to various operating agreements that took effect on June 1, 1999. Under these agreements, the railroads pay operating fees to Conrail for the use of right-of-way and rent for the use of equipment. Conrail continues to provide rail service in certain shared geographic areas for the joint benefit of CSX and Norfolk Southern for which it is compensated on the basis of usage by the respective railroads.

Accounting and Financial Reporting Effects
------------------------------------------

     CSX and Norfolk Southern assumed substantially all of Conrail's customer freight contracts at the June 1999 integration date. CSX's rail and intermodal operating revenue since that date include revenue from traffic previously moving on Conrail. Operating expenses reflect corresponding increases for costs incurred to handle the new traffic and operate the former Conrail lines. Rail operating expenses after the integration also include an expense category, "Conrail Operating Fee, Rent and Services," which reflects payment to Conrail

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL, Continued

Accounting and Financial Reporting Effects, Continued
-----------------------------------------------------

for the use of right-of-way and equipment, as well as charges for transportation, switching, and terminal services in the shared areas Conrail operates for the joint benefit of CSX and Norfolk Southern. This expense category also includes amortization of the fair value write-up arising from the acquisition of Conrail, as well as CSX's proportionate share of Conrail's net income or loss recognized under the equity method of accounting. Prior to integration, CSX recorded its share of Conrail's net income, less amortization of the fair value write-up, and acquisition and transition expenses, in other income (expense) in the Consolidated Statement of Earnings.

Operating and Financial Effects
-------------------------------

         The integration of Conrail in June 1999 initially resulted in congestion and traffic delays on parts of the new CSX network and on the shared areas operated by Conrail. Although substantial progress was made during the summer of 1999 in stabilizing post-integration operations and restoring service levels, these improvements were not sustained across the CSX system. Network disruptions created by Hurricane Floyd in September 1999, followed by heavy seasonal traffic build-up in the fourth quarter, adversely affected rail and intermodal operating and service recovery efforts. As peak traffic levels subsided and the company implemented network simplification plans throughout the system, congestion problems eased and service levels improved in key areas. During the first quarter of 2000, overall operations on the northern portion of the CSX system (generally the lines allocated to CSX in the Conrail acquisition) improved; however, operations in the south deteriorated. From a systemwide perspective, key performance statistics that track average train velocity, the number of freight cars on the network, and dwell time for trains in terminals and classification yards did not show sustainable improvement during the first quarter.

         In April 2000, CSX announced a number of key management changes at its rail unit aimed at accelerating the pace of operational and service recovery. At that time, the company implemented a 90-day action plan targeting significant improvements in seventeen key operating and service measures. Most of these operating goals were met and substantial progress was made by the end of the second quarter in restoring network fluidity across the system. Financial results for the first six months of fiscal year 2000 reflect significant costs attributable to network congestion and the recovery initiatives.

         Entering the third quarter of 2000, efforts are being focused on ensuring that the rail system is well-prepared to handle peak traffic demand in the fall. To achieve this goal, a 60-day action plan was implemented at the beginning of the quarter that targets further improvements in most key service measures. Major initiatives are also being undertaken to identify and eliminate substantial excess costs associated with the poor network performance. The company is also continuing its review of pricing policies and implementing rate increases where competitively appropriate.

         Management believes that the trend of operational improvement across the rail network will be continued and the company will be prepared to handle the increased fall traffic. Financial results for the rail unit are expected to improve as the company reduces operating costs, regains business which had been diverted to other modes of transportation, and begins to realize many of the synergies envisioned with the Conrail acquisition. However, there can be no assurance that these objectives will be met, or met within a specified time frame.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INVESTMENT IN AND INTEGRATED RAIL OPERATIONS WITH CONRAIL, Continued

Conrail's Results of Operations
-------------------------------

         Comparisons of Conrail's operating results for the quarters and six-month periods ended June 30, 2000 and 1999 reflect the significant changes in its business that occurred as a result of the integration with CSX and Norfolk Southern in 1999. Revenues and expenses for two months of the 1999 quarter and five months of the 1999 six-month period were derived principally from freight linehaul operations over the entire Conrail network. Results for the 2000 quarter and six months reflect Conrail's post-integration business, with revenues consisting primarily of operating fees, equipment rents, and shared area usage fees derived from CSX and Norfolk Southern, and expenses consisting of salaries and wages, rents, depreciation, and other costs reflective of the new operations.

         Conrail reported net income of $30 million on revenues of $246 million for the second quarter of 2000, compared to a net loss of $63 million on revenues of $737 million for the prior year quarter. For the related six-month periods, Conrail reported net income of $96 million on revenues of $505 million in 2000 and $13 million on revenues of $1.7 billion in 1999. Conrail's results for the first six months of 2000 benefited from a non-recurring gain on the sale of property of $61 million, $37 million after-tax. Conrail's operating results for the quarter and six months ended June 30, 1999 included non-recurring expenses totaling $173 million, $117 million after-tax, related to the integration with CSX and Norfolk Southern. These expenses included employee training expenses, costs to discontinue certain activities, an adjustment to reflect an increase in a state property tax rate, and an increase in casualty reserves, principally to reflect the method of settlement of certain casualty liabilities based on the agreement between CSX, Norfolk Southern, and Conrail.

         Conrail's operating activities required a net use of cash of $1 million for the first half of 2000, compared with net cash provided by operations of $267 million for the first half of 1999. The decline in cash provided by operations reflected lower operating income resulting from Conrail's post-integration structure and operations, as well as significant payments of one-time items owed to CSX and Norfolk Southern in the early part of fiscal 2000.

         Conrail's working capital deficit was $20 million at June 30, 2000, compared with $194 million at December 31, 1999. The working capital deficit at December 31, 1999 included slightly more than $300 million in long-term debt maturities, the majority of which was paid in the second quarter of 2000 and required CSX and Norfolk Southern to repay some of their borrowings from Conrail under the related party advance arrangements. Conrail expects to have sufficient cash flow to meet its ongoing obligations.

SALE OF INTERNATIONAL CONTAINER-SHIPPING ASSETS

         In December 1999, CSX sold certain assets comprising Sea-Land's international liner business to A. P. Moller-Maersk Line (Maersk). The international liner business operated approximately 75 container vessels and 200,000 containers in worldwide trades and comprised a majority of CSX's container-shipping revenue. In addition to vessels and containers, Maersk acquired certain terminal facilities and various other assets and related liabilities of the international liner business. The agreement with Maersk provides for a post-closing adjustment to the sales price based on the change in working capital, as defined in the agreement, between June 25, 1999, and December 10, 1999. The loss recorded includes the estimated costs to terminate various contractual obligations of the company. These matters will affect the determination of the final loss on sale. The company is in discussions about these matters with Maersk and also has commenced third-party arbitration to resolve certain of the issues. Management is not yet in a position to assess fully the likely outcome of this process but believes it will prevail in the arbitration.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


SALE OF INTERNATIONAL CONTAINER-SHIPPING ASSETS, Continued

         CSX retained the container-shipping business serving the U.S. domestic trade and part of the company's international terminal operations and manages them separately. Management reporting and performance measures for these businesses have been developed for fiscal year 2000. The company revised its disclosures under FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," for fiscal 2000 to report these as separate business segments; however, it is not practicable to provide comparative segment disclosures for the prior year.

OTHER MATTERS

Federal Railroad Administration Track Audit
-------------------------------------------

         In March 2000, the Federal Railroad Administration (FRA) released a draft report of the results of a two-week audit of track conditions on CSX's rail system. The audit identified track defects on certain portions of the system, the nature of which led the FRA to question the effectiveness of the quality control procedures in CSX's track maintenance and inspection programs. CSX responded to the findings immediately by making necessary track repairs and by restricting train speeds on certain portions of track until repairs could be completed.

         As a result of the audit, CSX and the FRA entered into a Safety Compliance Agreement in April 2000 that includes measures to improve the railroad's track inspection and maintenance processes. Under the agreement, which is effective through May 1, 2001, CSX will increase the frequency of automated track inspections, enhance management oversight of track inspection and large scale maintenance operations, and implement a new track inspection procedures manual developed in a joint effort with the FRA and Brotherhood of Maintenance of Way Employees. CSX estimates that it will incur approximately $20 million to $30 million in additional costs during fiscal year 2000 to address the issues raised in the audit and the commitments made in the Safety Compliance Agreement, a portion of which will represent operating expenses for fiscal 2000 and a portion of which will consist of capital expenditures to be depreciated over the useful life of the related track improvements.

Surface Transportation Board Moratorium on Rail Merger Applications
-------------------------------------------------------------------

         In March 2000, the Surface Transportation Board (STB) issued a decision establishing a moratorium on rail merger applications for a 15-month time period. The moratorium is intended to address the potential downstream effects that a rail merger might have on the railroad industry at the present time given the lingering difficulties and service issues attributable to recent rail mergers, and to allow the STB time to consider changes in the rules by which future rail mergers will be evaluated. The STB moratorium precluded the anticipated filing of an application by the Burlington Northern Santa Fe (BNSF) and Canadian National (CN) railroads to combine their respective systems. BNSF and CN challenged the STB decision in federal appeals court. The court issued a ruling in July 2000 that upheld the STB moratorium. The moratorium expires in June 2001.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


OTHER MATTERS, Continued

Federal Court Decision Affecting Coal Mining Operations
-------------------------------------------------------

         In October 1999, a federal district court judge ruled that certain mountaintop coal mining practices in West Virginia were in violation of the federal Clean Water Act and the federal Surface Mining and Control Reclamation Act. The decision, which is currently under appeal, could adversely affect CSX's coal traffic and revenues if upheld.

Litigation
----------

         In September 1997, a state court jury in New Orleans, Louisiana returned a $2.5 billion punitive damages award against CSX Transportation, Inc.
(CSXT), the wholly-owned rail subsidiary of CSX. The award was made in a class-action lawsuit against a group of nine companies based on personal injuries alleged to have arisen from a 1987 fire. The fire was caused by a leaking chemical tank car parked on CSXT tracks and resulted in the 36-hour evacuation of a New Orleans neighborhood. In the same case, the court awarded a group of 20 plaintiffs compensatory damages of approximately $2 million against the defendants, including CSXT, to which the jury assigned 15 percent of the responsibility for the incident. CSXT's liability under that compensatory damages award is not material, and adequate provision has been made for the award.

         In October 1997, the Louisiana Supreme Court set aside the punitive damages judgment, ruling the judgment should not have been entered until all liability issues were resolved. In February 1999, the Louisiana Supreme Court issued a further decision, authorizing and instructing the trial court to enter individual punitive damages judgments in favor of the 20 plaintiffs who had received awards of compensatory damages, in amounts representing an appropriate share of the jury's award. The trial court on April 8, 1999 entered judgment awarding approximately $2 million in compensatory damages and approximately $8.5 million in punitive damages to those 20 plaintiffs. Approximately $6.2 million of the punitive damages awarded were assessed against CSXT. CSXT then filed post-trial motions for a new trial and for judgment notwithstanding the verdict as to the April 8 judgment.

         The new trial motion was denied by the trial court in August 1999. On November 5, 1999, the trial court issued an opinion that granted CSXT's motion for judgment notwithstanding the verdict and effectively reduced the amount of the punitive damages verdict from $2.5 billion to $850 million. CSXT believes that this amount (or any amount of punitive damages) is unwarranted and intends to pursue its full appellate remedies with respect to the 1997 trial as well as the trial judge's decision on the motion for judgment notwithstanding the verdict. The compensatory damages awarded by the jury in the 1997 trial were also substantially reduced by the trial judge. A judgment reflecting the $850 million punitive award has been entered against CSXT. CSXT has obtained and posted an appeal bond in the amount of $895 million, which will allow it to appeal the 1997 compensatory and punitive awards, as reduced by the trial judge.

         A trial for the claims of 20 additional plaintiffs for compensatory damages began on May 24, 1999. In early July, the jury in that trial rendered verdicts totaling approximately $330 thousand in favor of eighteen of those twenty plaintiffs. Two plaintiffs received nothing; that is, the jury found that they had not proved any damages. Management believes that this result, while still excessive, supports CSXT's contention that the punitive damages award was unwarranted.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


OTHER MATTERS, Continued

Litigation, Continued
---------------------
         CSXT continues to pursue an aggressive legal strategy. Management believes that an adverse outcome, if any, is not likely to be material to CSX's or CSXT's overall results of operations or financial position, although it could be material to results of operations in a particular quarterly accounting period.

              --------------------------------------------------

         Estimates and forecasts in Management's Discussion and Analysis and in other sections of this Quarterly Report are based on many assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which the company has no control. Such forward-looking statements are subject to uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of the company. Any such statement speaks only as of the date the statement was made. The company undertakes no obligation to update or revise any forward-looking statement.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (i) costs and operating difficulties related to the integration of Conrail may not be eliminated or resolved within the time frame currently anticipated; (ii) revenue and cost synergies expected from the integration of Conrail may not be fully realized or realized within the timeframe anticipated; (iii) general economic or business conditions, either nationally or internationally, an increase in fuel prices, a tightening of the labor market or changes in demands of organized labor resulting in higher wages, or increased benefits or other costs or disruption of operations may adversely affect the businesses of the company; (iv) legislative or regulatory changes, including possible enactment of initiatives to reregulate the rail industry, may adversely affect the businesses of the company; (v) possible additional consolidation of the rail industry in the near future may adversely affect the operations and business of the company; and (vi) changes may occur in the securities and capital markets.